DRIEHAUS MUTUAL FUNDS

FUND ADMINISTRATION AND
ACCOUNTING SERVICES AGREEMENT

THE NORTHERN TRUST COMPANY

June 1, 2020

TABLE OF CONTENTS

Section		Page

1.	APPOINTMENT.	1
2.	REPRESENTATIONS AND WARRANTIES.	1
3.	DELIVERY OF DOCUMENTS.	3
4.	SERVICES PROVIDED.	3
5.	FEES AND EXPENSES.	4
6.	DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY.	6
7.	CONFIDENTIALITY.	9
8.	NOTICES.	10
9.	WAIVER.	10
10.	FORCE MAJEURE.	10
11.	AMENDMENTS.	11
12.	TERM.	11
13.	SEVERABILITY.	11
14.	ASSIGNABILITY.	12
15.	HEADINGS.	12
16.	GOVERNING LAW.	12
17.	COUNTERPARTS.	12
18.	ADDITIONAL FUNDS.	12
19.	LIABILITY OF EACH FUND.	12
20.	ENTIRE AGREEMENT.	12
SCHEDULE A FEES AND EXPENSES; LIST OF FUNDS		1
SCHEDULE B FUND ADMINISTRATION SERVICES DESCRIPTION		1

FUND ADMINISTRATION AND
ACCOUNTING SERVICES AGREEMENT

AGREEMENT made as of June 1, 2020 by and between Driehaus Mutual Funds (the “Trust”), a Delaware statutory trust, acting on its own behalf and on behalf of each of its series listed in Schedule A, and The Northern Trust Company (“Northern”), an Illinois corporation.

WITNESSETH:

WHEREAS, the Trust is a Delaware statutory trust and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust currently has nine separate series in operation and may designate and establish additional series from time to time (each, a “Fund” and collectively, the “Funds”); and

WHEREAS, the Trust wishes to retain Northern to provide fund accounting and administration services with respect to the Funds identified in Schedule A to this Agreement (which may be amended from time to time), and Northern is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.           APPOINTMENT. The Trust hereby appoints Northern to provide services as described hereinafter with respect to each Fund as identified in Schedule A to this Agreement (which may be amended from time to time), for the period and on the terms set forth in this Agreement. Northern accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.

2.           REPRESENTATIONS AND WARRANTIES.

(a)	Northern represents and warrants to the Trust that:

(i)	Northern is a corporation, duly organized and existing and in good standing under the laws of the State of Illinois and shall remain so as long as this Agreement is in effect;

(ii)	Northern is duly qualified to carry on its business in each jurisdiction in which it does business where its activities would require such qualification;

(iii)	Northern is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement and this Agreement constitutes a legal, valid and binding obligation of Northern that is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally;

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(iv)	All requisite actions have been taken to authorize Northern to enter into and perform this Agreement;

(v)	Northern has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi)	No legal or administrative proceedings have been instituted or threatened which would materially impair Northern’s ability to perform its duties and obligations under this Agreement;

(vii)	Northern’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Northern or any law or regulation applicable to Northern;

(viii)	Northern is conducting its business in material compliance with, and shall comply with, laws and regulations, whether state, federal or by any other regulatory body having jurisdiction over Northern applicable to the provision of the services hereunder, and has made and will continue to make all necessary filings, including tax filings, and has obtained all regulatory licenses, approvals and consents that Northern believes are necessary to provide the services hereunder; and

(ix)	Northern has developed and implemented compliance policies and procedures reasonably designed to prevent violations by Northern of Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act (the “Fund Compliance Rule”), and it will reasonably cooperate with, including making its personnel available, and provide such information as may reasonably be requested to the Trust or the Trust’s Chief Compliance Officer (“CCO”) in order for the CCO to perform his or her duties under the Fund Compliance Rule. In addition, as reasonably requested by the CCO, Northern will provide summary procedures and updates, as applicable, to the CCO and the Trust concerning its compliance with applicable laws and regulations.

(b)	The Trust represents and warrants to Northern that:

(i)	the Trust is a statutory trust, duly organized and existing and in good standing under the laws of Delaware;

(ii)	the Trust is an investment company registered under the 1940 Act;

(iii)	the Trust has the power under applicable laws and by its organizational documents to enter into and perform this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Trust that is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally;

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(iv)	all requisite actions have been taken by the Trust to authorize the Trust to enter into and perform this Agreement;

(v)	no legal or administrative proceedings have been instituted or threatened which would impact the Trust’s ability to perform its duties and obligations under this Agreement; and

(vi)	the Trust’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

3.           DELIVERY OF DOCUMENTS. The Trust will promptly furnish to Northern such copies, properly certified or authenticated, of contracts, documents and other related information that Northern may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

(a)	actions of or on behalf of the Trust authorizing the appointment of Northern to provide certain services to the Trust and approving this Agreement;

(b)	the Trust’s governing documents, e.g., Declaration of Trust and By-Laws;

(c)	the Trust’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the Prospectus and Statement of Additional Information relating to each Fund and all amendments and supplements thereto as in effect from time to time;

(d)	opinions of counsel, if any, and auditors’ reports; and

(e)	such other agreements, certificates and documents as the Trust may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

4.           SERVICES PROVIDED.

(a)	Northern will provide the following services subject to the control, direction and supervision of the Trust or its designee and in compliance with the procedures which may be established from time to time between the Trust and Northern; and all reasonable resolutions and policies implemented by the Trust:

(i)	Fund Administration, and

(ii)	Fund Accounting.

A general description of each of the above services is contained in Schedule B to this Agreement.

(b)	Northern will also:

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(i)	provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Northern or a corporate affiliate of Northern);

(ii)	provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

(iii)	furnish equipment and other materials, which are necessary for provision of the services contemplated herein;

(iv)	keep records relating to the services contemplated herein in such form and manner as Northern may deem appropriate or advisable. Northern shall create and maintain all records relating to its obligations under this Agreement in such manner as will meet the obligations of the Trust under the 1940 Act with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder and under applicable Federal and state laws. Northern agrees that all such records prepared or maintained by Northern relating to the services provided hereunder (1) are the property of the Trust; (2) will be furnished promptly to the Trust or any successor administrator upon request in a format or formats and upon a time frame to be mutually agreed but that will permit the Trust to maintain its business operations in the ordinary course and meet its reporting obligations under applicable law; and (3) shall at all times during regular business hours of Northern be open for inspection and use by duly authorized officers, employees and agents of the Trust and by appropriate employees of the Securities and Exchange Commission or any other regulatory agency having jurisdiction over the Trust’s business, subject to Northern’s obligations of confidentiality with respect to all of its clients; and

(v)	maintain a business continuity plan that complies with laws, rules and regulations applicable to Northern as a provider of fund administration and accounting services to investment companies registered under the 1940 Act and reasonable industry standards and shall provide an executive summary of such plan to the Trust upon reasonable request.

5.	FEES AND EXPENSES.

(a)	As compensation for the services rendered to the Funds pursuant to this Agreement, the Trust shall cause to be paid to Northern quarterly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed quarterly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any quarter, the fee for the part of the quarter before such termination shall be prorated according to the proportion which such part bears to the full quarter period and shall be payable upon the date of such termination.

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(b)	For the purpose of determining fees calculated as a function of a Fund’s assets, the value of a Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Board of Trustees of the Trust (the “Board,” with the members of the Board referred to individually as “Trustees”).

(c)	The Trust may request additional services, additional processing, or special reports which are not contemplated in this Agreement, and will provide such specifications and requirements documentation as may be reasonably required by Northern. If Northern elects to provide such services or arranges for such services to be provided, it shall be entitled to additional fees and expenses as its customary rates and charges as agreed upon by the parties.

(d)	Northern will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Trust agrees to promptly reimburse Northern for any services, equipment or supplies ordered by or for the Trust through Northern and for any other expenses that Northern may incur on the Trust’s behalf at the Trust’s request or as consented to by the Trust. Such other expenses to be incurred in the operation of the Trust and to be borne by the Trust, include, but are not limited to: taxes, interest, brokerage fees and commissions; salaries and fees of officers and Trustees; processing services and related fees; postage and mailing costs; advisory and administration fees; charges and expenses of pricing and data services (to the extent such expenses are not borne by Northern and reimbursed by the Trust); independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; expenses of typesetting and printing of offering documents for regulatory purposes and for distribution to current and prospective shareholders of the Funds; expenses of printing and production costs of shareholder reports; costs and expenses of Trust stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with shareholder meetings; trade association dues and expenses; reprocessing costs to Northern caused by third party errors; and any extraordinary expenses and other customary Trust expenses. In addition, Northern may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services in connection with determining the net asset values of the Funds. The Trust will reimburse Northern for the Trust’s share of the cost of such services based upon the actual usage by the Trust of the services for the benefit of the Trust.

(e)	All fees, actual out-of-pocket expenses that are a normal incident of the services provided hereunder, or additional charges of Northern shall be billed on a quarterly basis and shall be due and payable upon receipt of the invoice, which invoice shall identify each such charge in reasonable detail.

(f)	In the event that the Trust is more than ninety (90) days’ delinquent in its payments of quarterly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Trust), this Agreement may be terminated upon thirty (30) days’ written notice to the Trust by Northern. The Trust must notify Northern in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

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6.	DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY.

(a)	Northern shall be responsible for the performance of only such duties as are set forth in this Agreement. In the performance of its duties hereunder, Northern shall be obligated, as applicable, to exercise the reasonable care, skill, prudence and diligence of a professional fund administrator and fund accountant in providing the services called for in this Agreement, including the services referenced in Section 4 of this Agreement, and in all events shall act in good faith in performing the services provided for under this Agreement (the “Standard of Care”). For purposes of this Agreement, Northern’s failure to satisfy the Standard of Care in connection with the performance of Northern’s duties or obligations hereunder shall be considered “negligence” by Northern.

(b)	Northern shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Trust in connection with the matters to which this Agreement relates, except for a loss or expense directly caused by or resulting from willful misfeasance, fraud, bad faith or negligence on Northern’s part in the performance of or from reckless disregard by Northern of the obligations and duties specifically set forth in this Agreement. Northern shall not be liable for any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement.

(c)	Subject to Sections 6(a) and 6(b) above, Northern shall not be responsible for, and the Trust shall indemnify and hold Northern harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by Northern, any of its agents, or the Trust’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i)	any and all actions of Northern or its officers or agents required to be taken pursuant to this Agreement, except to the extent that a loss or expense is directly caused by or resulting from Northern’s willful misfeasance, fraud, bad faith or negligence or reckless disregard by Northern of its obligations and duties specifically set forth in this Agreement;

(ii)	the reliance on or use by Northern or its officers or agents of information, records, or documents which are received by Northern or its officers or agents and furnished to them by or on behalf of the Trust, and which have been prepared or maintained by the Trust or any authorized third party on behalf of the Trust;

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(iii)	the Trust’s refusal or failure to comply with the terms of this Agreement or the Trust’s actions, or lack thereof, involving willful misfeasance, fraud, bad faith, or negligence or reckless disregard by the Trust of its obligations and duties specifically set forth in this Agreement;

(iv)	the material breach of any representation or warranty of the Trust hereunder;

(v)	the taping or other form of recording of telephone conversations or other forms of electronic communications with shareholders, or reasonable reliance by Northern on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

(vi)	the good faith reliance on or the carrying out by Northern or its officers of agents of any instructions reasonably believed to be given by a duly authorized person, or requests of or the Trust or recognition by Northern of any certificates which represent investor interests (if any) and are reasonably believed to bear the signatures of the officers of the Trust and the countersignature of any transfer agent or registrar of the Trust (to the extent a party other than Northern is serving in such capacity for the Trust);

(vii)	any delays, inaccuracies, incompleteness of, errors in or omissions from information or data provided to Northern by independent data, corporate action or pricing services or securities brokers and dealers; provided thatif Northern selected such service provider or securities broker or dealer, Northern shall have exercised reasonable care in selecting the same;

(viii)	the offer or sale of securities by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state;

(ix)	any failure of the Trust’s offering documents to comply with applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading; provided that such failure was not the result of the Trust’s reasonable reliance on information furnished to the Trust by Northern;

(x)	the failure of the Trust to comply with applicable securities, tax, commodities and other laws, rules and regulations, except to the extent that such failure is directly caused by or results from Northern’s willful misfeasance, fraud, bad faith or negligence or reckless disregard by Northern of its obligations and duties specifically set forth in this Agreement; and

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(xi)	all actions, inactions, omissions, or errors caused by or resulting from the willful misfeasance, bad faith or negligence of third parties to whom Northern or the Trust has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Trust; provided that each of such third parties was chosen by the Trust.

If any loss, damage, cost, tax, attorneys’ fee or expense, payment, expense or liability incurred by Northern and for which indemnification is available to Northern hereunder arises or results from any action or inaction with respect to or on behalf of less than all the Funds, only the Funds with respect to which such action or inaction was taken shall be responsible for such loss, damage, cost, tax, attorneys’ fee or expense, payment, expense or liability.

(d)	In performing its services hereunder, Northern shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Trust and its custodian (if a party other than Northern is serving in such capacity), officers and members, agents and other service providers which Northern reasonably believes to be genuine, valid and authorized, and shall be indemnified by the Trust for any loss or expense caused by such reasonable reliance.

(e)	Northern shall indemnify and hold each Fund harmless from and against, any and all losses, damages, costs, taxes, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by the Fund that directly arise out of or are directly attributable to Northern’s willful misfeasance, fraud, bad faith, or negligence or reckless disregard of its duties hereunder, except to the extent that a loss or expense is directly caused by or resulting from the Trust’s or a Fund’s willful misfeasance, fraud, bad faith or negligence or reckless disregard by the Trust or a Fund of their obligations and duties specifically set forth in this Agreement.

(f)	In connection with any indemnification provided pursuant to this Agreement, the indemnified party may make claims for indemnification by giving written notice to the indemnifying party, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. The indemnifying party shall be entitled to direct the defense against a third-party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third-party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party, and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third-party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third-party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party. The indemnifying party shall have the right to settle any third-party claim or liability without the consent of the indemnified party provided that such settlement (i) fully releases the indemnified party from any liability and provides no admission of wrongdoing, and (ii) does not subject the indemnified party to any additional obligation, whether financial or otherwise. In the event that any such settlement does not meet the requirements of (i) and (ii) above, then the indemnified party must consent to such settlement in writing, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnified party shall use reasonable efforts to mitigate any loss for which the indemnifying party may be liable under its indemnification.

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(g)	The indemnifications contained hereunder shall survive the termination of this Agreement.

(h)	Personal Liability. The Trust and Northern agree that the obligations of the Trust under this Agreement shall not be binding upon any Trustee or any shareholder, nominee, officer, employee or agent, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Trust or the appropriate Fund(s) thereof. The execution and delivery of this Agreement have been duly authorized by the Trust and signed by an authorized officer of the Trust, acting as such, but neither such authorization by the Trust or such execution and delivery by such officer shall be deemed to have been made by any Trustee or by any officer or shareholder of the Trust individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust or of the appropriate Fund(s) thereof.

(i)	Upon reasonable request of the Trust, Northern shall provide the Trust with a copy of Northern’s Service Organizational Control (SOC) 1 reports or any successor reports) (a “SOC Report”) prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization.

7.           CONFIDENTIALITY. Except as otherwise required by law or in connection with any required disclosure to a banking or other regulator, Northern agrees to treat confidential all records and other information relative to the Trust disclosed by the Trust to Northern during the term of this Agreement, and to not use such records and information for any purpose other than performance of Northern’s responsibilities and duties hereunder. Northern may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Trust and obtaining approval in writing from the Trust, which approval shall not be unreasonably withheld. Waivers of confidentiality are automatically effective without further action by Northern where Northern may be exposed to civil or criminal fines, contempt proceedings or other liability for failure to comply, when requested to divulge such information by duly constituted governmental authorities with respect to Internal Revenue Service levies, subpoenas or similar actions, or with respect to requests by the Trust, provided, however, Northern agrees to provide the Trust with prompt notice of such request to the extent permitted under applicable law.

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8.           NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Trust:

Driehaus Mutual Funds
25 East Erie Street
Chicago, Illinois 60611
Attention: Janet McWilliams

Fax: No notices hereunder shall be delivered via fax.

If to Northern:

The Northern Trust Company
50 LaSalle Street
Chicago, Illinois 60603
Attention: GFS Relationship Manager - Driehaus

9.          WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement. Any waiver must be in writing signed by the waiving party.

10.        FORCE MAJEURE. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control (including, but not limited to, power or other mechanical failure, work stoppage, computer virus, disaster, any military action, acts of terrorism, insurrection or revolution), such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes, provided that with regard to Northern, Northern has implemented and maintains a business continuity plan that complies with applicable laws, rules and regulations and reasonable industry standards. In this regard, Northern shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions in the event of power or other mechanical failure, work stoppage, computer virus, disaster, governmental action, communication disruption or other event that may impair Northern’s performance of services hereunder and that is beyond Northern’s control. Northern will test the adequacy of its business continuity plan at least annually and, upon reasonable request by the Trust, will provide the Trust with a report assessing the most recent business continuity plan test results. Northern represents that its business continuity plan is appropriate for its business as a provider of fund administration and accounting services to investment companies registered under the 1940 Act. Northern shall also enter into, and shall maintain in effect at all times during the term of this Agreement, with appropriate parties one or more agreements making reasonable provision, at a level Northern believes consistent with other similarly situated providers of fund administration and accounting services, for: (i) periodic backup of the computer files and data with respect to the Trust; and (ii) emergency use of electronic data processing equipment to provide services required under this Agreement. If access or use of Northern’s services is interrupted, the appropriate backup shall be activated within a commercially reasonable time to minimize disruptions. In the event of a service disruption due to reasons beyond Northern’s control, Northern will use commercially reasonable efforts to mitigate the effects of such a disruption.

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11.          AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

12.         TERM.

(a)	This Agreement shall become effective on the date indicated above. Except as set forth in Section 5(f), this Agreement shall continue in effect unless terminated by either party on three months’ prior written notice. Upon termination of this Agreement, the Trust shall pay Northern such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

(b)	Notwithstanding the foregoing, should the Agreement be terminated by either party for any reason and if requested by the Trust, Northern agrees to continue performing the services contemplated in this Agreement pursuant to the terms and conditions of this Agreement at the rates set forth in the then-current fee schedule and for a reasonable period of time up to four months after the date of termination to be agreed upon by the parties in good faith, in order to provide for the orderly transition of services to an alternative service provider designated by the Trust so that, to the extent feasible, the services are maintained without interruption. The Trust shall reimburse Northern for additional costs (to be mutually agreed upon by the parties) which are reasonably incurred by Northern in the transition. Northern will also provide reasonable assistance to its successor in connection with such transfer, subject to the payment of such reasonable expenses and charges as Northern customarily charges for such assistance.

13.         SEVERABILITY. If any provision of this Agreement is held invalid, unlawful or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

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14.         ASSIGNABILITY. This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party, except that Northern may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with Northern.

15.         HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

16.         GOVERNING LAW. This Agreement shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

17.         COUNTERPARTS. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, be deemed to constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart.

18.         ADDITIONAL FUNDS. In the event that the Trust establishes one or more series of Shares (i.e., a Fund), in addition to those listed on the attached Schedule A, with respect to which it desires to have Northern render fund accounting and administration services under the terms hereof, it shall so notify Northern in writing, and if Northern agrees in writing to provide such services, such series of Shares shall become a Fund hereunder and Schedule A shall be amended accordingly.

19.         LIABILITY OF EACH FUND. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust or the appropriate Fund(s) and that no Trustee or officer or shareholder of the Trust or Funds shall be personally liable for any such liabilities. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Fund under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, such particular Fund and shall be payable solely from the available assets of such particular Fund and shall not be binding upon or affect any assets of any other Fund.

20.         ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof whether oral or written.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly thereunto authorized representatives as of the date written above.

DRIEHAUS MUTUAL FUNDS

By:	/s/ Robert Kurinsky
Name: Robert Kurinsky
Title: Vice President and Treasurer

(CORPORATE SEAL)

The undersigned, Robert S. De Leon, does hereby certify that he/she is the duly elected, qualified and acting Chief Legal Officer of Driehaus Funds Trust (the “Fund”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Fund with full power and authority to execute this Fund Administration and Accounting Services Agreement on behalf of the Fund and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

By:	/s/ Janet McWilliams
Name: Janet McWilliams
Title: Chief Legal Officer

THE NORTHERN TRUST COMPANY

		By:	/s/ Bryan Rooney
Name: Bryan Rooney
Title: Vice President

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SCHEDULE A
FEES AND EXPENSES; LIST OF FUNDS

Fund Administration, and Accounting

A.	For the services rendered under this Agreement, the Trust shall cause to be paid to Northern out of the assets of the Trust the fees as agreed between the Trust and Northern from time to time. The initial fees are set forth in the attached Exhibit to this Schedule.

B.	Actual out-of-pocket expenses, including but not limited to those in Section 5(d), will be computed and billed by Northern and payable quarterly by or on behalf of the Fund, provided such expenses are identified in reasonable detail.

C.	List of Funds for which services are to be provided:

Driehaus Emerging Markets Growth Fund

Driehaus International Small Cap Growth Fund

Driehaus Emerging Markets Small Cap Growth Fund

Driehaus Event Driven Fund

Driehaus Active Income Fund

Driehaus Micro Cap Growth Fund

Driehaus Small Cap Growth Fund

Driehaus Emerging Markets Opportunities Fund

Driehaus Small/Mid Cap Growth Fund

A-1

ANNEX 1
TO SCHEDULE A

Fee Schedule

A.	Fund Accounting and Administration Services

The below fee schedule will be calculated at the fund complex level, and then calculated fees will be allocated to each mutual fund based on the AUM for each fund.

• First $500 million	4.50	basis points p.a.
• Next $500 million	4.00	basis points p.a.
• Next $1 billion	3.50	basis points p.a.
• Next $2 billion	2.75	basis points p.a.
• Next $4 billion	2.25	basis points p.a.
• Over $8 billion	1.75	basis points p.a.
• Annual Multi Manager Fee - if applicable (after the first subadvisor)	$15,000	per sub-advisor, per annum
• Security Pricing (assuming Northern Trust standard pricing sources)		Included*
*	Please note for comparative purposes that Northern Trust is unique in the industry in not charging pass through costs to our clients for fund pricing.

ANNUAL MINIMUM FEES

An annual minimum fee per new fund will apply for Fund Accounting and Administration services, or the above fee schedule, whichever is greater. Please note we will offer a voluntary 50% discount to the minimum fee for a six month period for any new fund launches.

•	Annual minimum:	$85,000 per new fund launch

OTHER CHARGES:

FORM N-PORT

•	Included in Fund Administration basis points fee

FORM N-CEN

•	Included in Fund Administration basis points fee

FORM N-LIQUID

•	Included in Fund Administration basis points fee

FORM N-MFP

•	Included in Fund Administration basis points fee
A-2

FORM N-CR

•	Included in Fund Administration basis points fee

B.	Out-of-Pocket Expenses

Customary out of pocket expenses will apply. The list below is representative but not exhaustive. A final list will be described in a services agreement.

Blue Sky Expense:

This service is an out of pocket expense.

Per permit charge for the administration of blue sky registration, monitoring and renewal filings is $41.50 per permit, per annum and will be passed through directly.

Additional changes may apply for addition and annual maintenance of intermediary files, which will be passed through directly.

Registration and renewal fees due to the states and paid on behalf of the funds will be charged directly back to the funds.

Fund Administration:

Out of pocket expenses generally include:

•	Fund proxy costs -- production, mailing and shareholder vote tabulation and solicitation
•	Retention of records charges if it is a significant volume
•	Print and mailing costs for Board materials
•	Print and production costs for financial reports and required shareholder reporting
•	Travel for Board meetings

Fund Accounting: Generally there are no out of pocket expenses associated with Fund Accounting assuming Northern Trust’s standard pricing feeds are utilized.

C.	Other Charges

Charges may be applied for the following, only after discussion and agreement from Driehaus Capital Management:

•	Services performed in relation to portfolio restructuring or other transition-related activity (excluding initial conversion related transactions)
•	Creating tailored reports according to client specified criteria. This will not apply to initial modifications required to replicate current reporting supplied by the prior providers.
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•	Developing custom downloads or interfaces
•	Delivering accounting data to any third party performance organization
•	Facilitating onsite visits by client auditors or advisors. Any charges will be agreed in advance.
•	Execution attributable to settlement and associated activities in specific markets, such as stamp duty, securities re-registration fees and proxy voting physical representation will be passed through where applicable.
•	Out of pocket expenses including but not limited to fees for external services such as legal and tax expenses will be billed as an out of pocket expense.
•	Out of pocket expenses incurred in providing custody services will be passed on to the fund.

Based on our current understanding, we do not expect any of these ‘Other Charges’ to occur, and will engage in direct dialogue with Driehaus Capital Management should that change.

D.	Terms

The pricing outlined above is based on representations made by the Northern Trust. Any changes to these representations that impact the assumptions used in our pricing will result in consideration of revisions to the pricing schedule, as mutually agreed to by Driehaus Capital Management and Northern Trust.

Fees will be invoiced at month-end for charges related to the previous month and payment is due within four (4) weeks of the original issuance of fee invoice.

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SCHEDULE B
FUND ADMINISTRATION SERVICES DESCRIPTION

Northern shall provide the following services, in each case, subject to the direction of the Trust and in accordance with the policies and procedures established by the Trust:

FUND ACCOUNTING

•	Maintenance of the books and records for the Fund’s assets in respect of each series of the Fund, including records of all securities transactions
•	Execute Security Pricing in accordance with Fund’s pricing policy
•	Account for portfolio transactions, income, expenses, capital share and distribution activity within the Fund
•	Verify investment buy/sell trade tickets when received from the investment advisor for the Fund
•	Maintain historical tax lots for each security
•	Calculate Capital Gains and Losses
•	Determine Net Income
•	Reconcile positions, entitlements, accruals and cash with custody records and provide Advisor with the beginning cash balance available for investment purposes
•	Update and report cash availability as required by the Advisor
•	Calculation of the Fund’s Net Asset Value and transmission of valuation as required by the Advisor
•	Calculation of monthly SEC yield and transmission of information as required by the Advisor
•	Coordinate with the Fund’s independent auditors with respect to the annual audit, and as otherwise reasonably requested by the Fund
•	Production of transaction data, financial reports and such other periodic and special reports that the Fund may reasonably request

FINANCIAL REPORTING

•	Prepare and review semi-annual and annual financial statements
•	Prepare and assist with auditors’ supporting work papers, schedules and letters
•	Provide office facilities for audits
•	Assist in the preparation and filing of Form N-PORT
•	Assist in the preparation of Form N-SAR (until retired) and N-CSR
•	Assist in the preparation of Form N-CEN
•	Assist in the preparation of Form NPX (proxy voting reporting)
•	Compile financial information required in a proxy if shareholder meetings are required
•	Assist in the preparation of Form N-MFP (if needed)
•	Assist in the preparation of Rule 24f-2 filing
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•	Assist in the production of shareholder report, including coordination with print vendors

TREASURY & BUDGETING SERVICE

•	Prepare annual fund expense budgets
•	Review invoices against contracts and coordinate payment with the custodian
•	Prepare check requests and forward for appropriate approval for payment
•	Develop daily expense accrual factors to be used for daily NAV calculation
•	Perform and review monthly expense accrual analyses
•	Prepare and review adjusting and true-up entries
•	Calculate expense ratios for monthly/quarterly reporting
•	Prepare annual review of trustee fees
•	Prepare trustee fee checks for Board members
•	Prepare monthly expense reporting package for the advisor

TAX SUPPORT SERVICES

•	Calculate and review declaration of income distributions for income and excise tax distribution requirements
•	Calculate and review declaration of capital gain distributions for income and excise tax distribution requirements
•	Prepare federal and state income tax returns
•	Prepare federal excise tax returns
•	Maintain records of wash losses and ongoing impact on the tax basis of investments
•	Provide information for year-end shareholder tax reporting
•	Calculate Dividends Received Deduction for corporate shareholders
•	Prepare all tax footnotes for financial statements
•	Request and maintain Form W-9 for Trustees and vendors
•	Prepare, mail and file Form 1099-Misc for Trustees and vendors
•	IRS Diversification and Good Income tests
•	Work with Transfer Agent to facilitate year end shareholder reporting

PERFORMANCE REPORTING

•	Calculate daily Fund performance information, including after-tax returns, as required
•	Provide customized total return reporting to advisor
•	Oversee daily, weekly and monthly NAV and performance dissemination to reporting agencies
•	Prepare and file monthly, quarterly and annual questionnaires with reporting agencies
•	Distribute dividend and capital gain information to reporting agencies
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•	Assist in the dissemination of monthly and quarterly portfolio holdings to Morningstar, Lipper, Thomson and others

REGULATORY ADMINISTRATION

•	Assist with drafting, coordinating, and filing registration statements (annually); circulate registration statements for review, finalize, EDGARize, and file after outside counsel's review
•	Work with clients/fund counsel to prepare, update, and file the fund's prospectus.
•	Work with clients/fund counsel to prepare, update, and file SAIs
•	Work with clients/fund counsel to prepare, update, and file supplements and stickers
•	Prepare, update, file regulatory documents including Rule 24f-2
•	Prepare, update, file regulatory documents including N-CSR, N-PX, 17g, N-MFP, N-PORT, N-CEN and N-LIQUID
•	Assist counsel in preparation of shareholder proxies
•	Prepare production calendar setting forth all deliverables, dates, and responsible parties to ensure all filings and requirements are met; ensure appropriate measures put in place for changes
•	Assist in the acquisition of fidelity bond insurance and monitor its coverage
•	Assist in SEC requests for information, including preparation and coordination of certain materials
•	Monitor regulatory environment and communicate pending legislation and regulatory changes.
•	Coordinate with the Fund for the delivery of shareholder reports, prospectuses.

BOARD RELATIONS

•	Provide appropriate personnel to attend Board and shareholder meetings, as requested
•	Assist in preparation of agendas for applicable committee meetings
•	Prepare and coordinate review of agenda for Board meetings with legal counsel senior management and appropriate Board members
•	Draft standard resolutions and circulate to Fund counsel
•	Prepare Board materials, including notice, agenda, memoranda, resolutions, financial and compliance reports and background material for legal approval at quarterly board meetings
•	Assemble and distribute Board packages to Board members and others according to instructions provided by the Trust
•	Record and draft minutes of Board and shareholder meetings and follow up on issues
•	Assist in the acquisition of directors’ and officers’ liability policies
•	Provide necessary financial data for Board Book material , as requested
•	Assist in maintaining corporate records; maintain master registration statements and comply with SEC requirements in case of examinations
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•	Provide appropriate personnel to serve in capacity of Secretary and Asst. Secretary to the funds

BLUE SKY OVERSIGHT SERVICES

•	Prepare and submit new fund organizational information to relevant states
•	Monitor daily fund sales through transfer agent data feeds
•	Provide notification of unregistered sales
•	Track pending/active/expiring permits
•	Provide notification of regulatory changes
•	Respond to state regulatory authorities regarding fund permit filings

Note: Northern Trust has outsourced Blue Sky services to a third party provider that conducts the activities noted above on behalf of Northern Trust Regulatory Administration (NTRA) clients. NTRA acts as a liaison between the Blue Sky service provider and its clients in matters relating to clients’ compliance with State Blue Sky filing requirements.

38A-1/CCO SUPPORT SERVICE

•	Provide summary policies, procedure, and controls designed to prevent the violation of applicable federal securities laws
•	Quarterly management certification of 38a-1 program
•	Quarterly testing of controls in support of management certification
•	Annual review of compliance program and update to policies and procedures
•	Annual independent attestation
•	Dedicated resource focused on executing program and serving as main point of contact for CCOs

POST TRADE COMPLIANCE MONITIORING SERVICE

•	Perform independent daily/weekly/monthly/quarterly compliance testing in support of SEC 40-Act Rules and Diversification requirements, fund prospectus and SAI requirements, IRS Qualification Requirements, and any general investment guideline monitoring requested
•	Prepare monthly/quarterly compliance reports to the CCO and reports for inclusion in quarterly Board packages
•	Monitor regulatory environment

NORTHERN TRUST PASSPORT & WEB CASH MOVEMENT

•	Access
•	Training
•	Consulting

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